Exhibit 99.1

MasterCraft Reports Fiscal 2017 Fourth-Quarter

and Full-Year Results

Continued Demand for Performance Sport Boats Drives Gains in Net Sales

VONORE, Tenn. – September 7, 2017 – MasterCraft (NASDAQ: MCFT) today announced financial results for its fiscal 2017 fourth quarter and full year ended June 30, 2017.

Highlights:

•

Net sales for the fourth quarter increased to $58.3 million, up 9.3 percent from $53.4 million in the prior-year period. Net sales for the fiscal year rose to $228.6 million, up 3.2 percent from $221.6 million in the prior year.

•
•

Gross margin in the fourth quarter increased 190 basis points to 28.2 percent, up from 26.3 percent in the prior-year period, and increased 20 basis points for the fiscal year to 27.8 percent from 27.6 percent in fiscal 2016.

•

Net income for the fourth quarter totaled $6.3 million, up from $4.8 million in the prior-year period. Net income totaled $19.6 million for the fiscal year, almost double from $10.2 million in the prior year.

•

Diluted earnings per share increased to $0.34 for the fourth quarter, from $0.26 in the prior-year period. Diluted earnings per share were $1.05 for the fiscal year compared to $0.56 in the prior year.

•

Adjusted EBITDA, a non-GAAP measure, increased for the fourth quarter to $11.5 million from $9.9 million in the prior-year period and rose for the fiscal year to $43.5 million from $41.2 million in the prior year.

•

Fully diluted pro forma Adjusted net income per share, a non-GAAP measure, increased to $0.35 for the fourth quarter, versus $0.30 in the prior-year period and grew for the fiscal year to $1.30 per share compared to $1.24 in the prior year.

•	Fourth-quarter working capital management continued to be outstanding as evidenced by a cash conversion cycle of 6.5 days.
•	The company paid down total debt by $17.7 million during the fiscal year — reducing the balance from $52.2 million at the start of the fiscal year to $34.5 million at the end.

Terry McNew, MasterCraft’s President and Chief Executive Officer, commented, “We delivered another strong quarter from both a top- and bottom-line perspective. Continued growth in retail demand and our focus on operational efficiency drove results. For the quarter and fiscal year, we delivered gains in net sales, reduced our dealer pipeline inventory, as well as continued to deliver on our industry-leading working capital management—which enabled us to reduce our total debt by $17.7 million during the fiscal year.”

Fourth-Quarter Results

Net sales for the fourth quarter ended June 30, 2017, rose $4.9 million, or 9.3 percent, to $58.3 million from $53.4 million for the prior-year period. The increase reflected a rise in unit sales volume of 37 units, or 5.6 percent, and favorable pricing and product mix.

Gross profit for the fourth quarter, increased $2.5 million, or 17.3 percent, to $16.5 million, versus $14.0 million in the prior-year period. Gross margin increased to 28.2 percent from 26.3 percent for the prior-year period. The respective gains resulted from price increases, sales of higher content option packages and lower retail rebates when compared to the prior-year period.

Said McNew, “Retail activity, up double digits, strengthened in fiscal 2017, resulting in improved dealer inventory turns. This sets the stage for healthy dealer inventory levels and activity in fiscal 2018. We look forward to working with our strong dealer network to maximize their opportunities moving forward.”

Selling and marketing expense increased $0.1 million, or 4.2 percent, to $2.2 million for the fourth quarter ended June 30, 2017, compared to the year-earlier quarter primarily due to the timing of promotion activities. General and administrative expense totaled $3.7 million versus $4.2 million for the prior-year period. This decrease resulted mainly from a decrease in litigation costs.

Fiscal fourth-quarter net income totaled $6.3 million, versus $4.8 million in the year-earlier quarter. Adjusted net income was $6.5 million, or $0.35 per share, on a pro forma, fully diluted weighted average share count of 18.7 million shares. This compares with Adjusted net income of $5.7 million, or $0.30 per share, in the prior-year period.

EBITDA was $11.3 million, compared to $9.8 million in the prior-year period primarily due to increased net sales and higher gross profit. Adjusted EBITDA margin rose 120 basis points to 19.8 percent, from 18.6 percent in the prior-year period. Adjusted EBITDA was $11.5 million, a 16.3 percent increase from $9.9 million in the prior-year period. See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal 2017 Results

Net sales for the fiscal year increased $7.0 million, or 3.2 percent, to $228.6 million from $221.6 million in the prior year. The increase was due to an increase in unit volume of 48 units, or 1.8 percent and an increase in our net sales per unit of 1.4 percent. This increase was due to price increases, as well as increased sales of higher content option packages.

Gross profit for the fiscal year increased $2.4 million, or 3.9 percent to $63.5 million, versus $61.1 million in the prior year. Gross margin rose to 27.8 percent from 27.6 percent in the prior year.

Selling and marketing expense for the fiscal year declined $0.3 million, or 3.1 percent, to $9.4 million. This decrease resulted mainly from reduced spending on marketing events. General and administrative expense totaled $20.5 million for the fiscal year versus $29.2 million for the prior year. This decrease resulted mainly from a $13.0 million decrease in stock-based compensation costs, partially offset by an increase of $4.3 million in legal and advisory fees related to litigation, including a $2.5 million patent settlement charge.

Net income totaled $19.6 million for the fiscal year up from $10.2 million in the prior year, reflecting reduced stock-based compensation costs. Adjusted net income increased to $24.3 million, or $1.30 per share for the fiscal year on a pro forma, fully diluted weighted average share count of 18.7 million shares. This compares favorably with Adjusted net income of $23.4 million, or $1.24 per share, in the prior year.

EBITDA for the fiscal year increased to $36.7 million from $23.2 million in the prior year primarily due to increased net sales and higher gross profit. Adjusted EBITDA margin for the fiscal year increased 40 basis points to 19.0 percent, from 18.6 percent in the prior year. Adjusted EBITDA was $43.5 million for the fiscal year a 5.5 percent increase from $41.2 million in the prior-year period. See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income to the most directly comparable financial measures presented in accordance with GAAP.

Market Milestones

During the fiscal fourth quarter, MasterCraft introduced the new XT22, a larger XT crossover boat designed with families in mind. The second largest do-everything XT boat, the 22-footer’s larger bow and sizeable wake provides more comfort and fun on the water. The new XT22 also showcases MasterCraft’s newest industry-first innovations that create a more intuitive and customizable experience through new digital driving and entertainment systems.

After studying customers’ usage habits and collaborating with leading technology partners, MasterCraft simplified and enhanced the on-board experience with technology that tunes the boat’s operations to three owner-favorite usage modes: drive, tow and chill. This first-ever “modal” operating software for towboats is enabled by MasterCraft’s new proprietary premium dual-screen dash that streamlines boat operation and improves helm styling and ergonomics.

With the most screen real estate on any towboat, the 10.1” new touch screen and 12” non-touch display simplify boat control, enable better organization, and display information changes on both screens based on customized settings for each mode. The system’s software maximizes the additional screens by also offering pre-loaded tutorial videos and maps of all global waterways. The software also integrates with users’ cellular phones, rear-facing cameras and navigation as well as enabling real-time integration with GoPro Cameras.

In the fourth quarter MasterCraft announced an exclusive partnership with world-class, premium audio equipment manufacturer Klipsch Audio to bring premium, concert-level sound on its new sport boats. Klipsch Audio has created its first-ever marine speakers and amplification solutions that are exclusively offered on MasterCraft boats. Heralded in the music industry for its pioneering achievements and the power of its audio systems, the new Klipsch Audio systems now create a heavy-hitting, customizable concert-style entertainment experience.

Said McNew, “We’re dedicated to providing the best experiences on the water for our customers, and our partnership with Klipsch enables MasterCraft to create an exclusive, first-ever audio experience on the water. We spend a lot of time focused on customizing boats to our owners’ needs – from the look and style of the boat to the wake behind it. Digitally controlled, custom, concert-level sound is an exciting new on-board entertainment option that people of all ages will enjoy.”

Outlook

Concluded McNew, “MasterCraft has delivered solid performance and we’re optimistic about prospects for our fiscal 2018.  Equally important, we continue to deliver best-in-class working capital management, which provides opportunities to enhance shareholder return in a variety of ways.

“Looking ahead, we remain committed to our five-pronged growth strategy: developing new and innovative products; further penetrating the entry-level and mid-line segment of the performance sport boat category; capturing share from adjacent boating categories; strengthening our dealer network; and driving margin expansion through continuous operational excellence.”

For the fiscal year ending June 30, 2018, MasterCraft expects net sales growth in the mid- to high-single digits and Adjusted EBITDA margin in the low 19 percent range setting the stage for another year of continued growth. Net sales growth will result in continued growth in net income, EBITDA and Adjusted net income.

Conference Call and Webcast Information

MasterCraft will host a live conference call and webcast to discuss fiscal fourth-quarter results today, September 7, 2017, at 5:00 p.m. ET. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 68516887. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 68516887. The audio replay will be available beginning at 8 p.m. ET on Thursday, September 7, 2017, through 11:59 p.m. ET on Thursday, September 21, 2017.

About MCBC Holdings, Inc.

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ: MCFT) is the parent of MasterCraft Boat Company, a world-renowned innovator, designer, manufacturer, and marketer of premium performance sport boats. Founded in 1968, MasterCraft has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same – to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2018 outlook and key growth initiatives; and our anticipated financial performance for fiscal 2018.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2016, and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement MasterCraft’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for MasterCraft's financial results prepared in accordance with GAAP.

Contacts:

Tim Oxley

Chief Financial Officer

(423) 884-2221

Tim.Oxley@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

Results of Operations for the Fourth Quarter and Fiscal Year Ended June 30, 2017

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016

Net sales	$58,325	$53,386	$228,634	$221,600
Cost of sales	41,869	39,353	165,158	160,521
Gross profit	16,456	14,033	63,476	61,079
Operating expenses:
Selling and marketing	2,204	2,116	9,380	9,685
General and administrative	3,666	4,164	20,474	29,162
Amortization of intangible assets	27	55	107	221
Total operating expenses	5,897	6,335	29,961	39,068
Operating income	10,559	7,698	33,515	22,011
Other expense (income):
Interest expense	538	190	2,222	1,280
Change in common stock warrant fair value	—	51	—	3,425
Other income	—	(1,212)	—	(1,212)
Income before income tax expense	10,021	8,669	31,293	18,518
Income tax expense	3,706	3,900	11,723	8,308
Net income	$6,315	$4,769	$19,570	$10,210

Earnings per common share:
Basic	$0.34	$0.26	$1.05	$0.57
Diluted	$0.34	$0.26	$1.05	$0.56
Weighted average shares used for computation of:
Basic earnings per share	18,593,501	18,559,800	18,592,885	17,849,319
Diluted earnings per share	18,659,246	18,598,505	18,620,708	18,257,007

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	June 30,	June 30,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,038	$73
Accounts receivable — net of allowances of $82 and $65, respectively	3,500	2,966
Income tax receivable	—	5
Inventories	11,676	13,268
Prepaid expenses and other current assets	2,438	1,780
Total current assets	21,652	18,092
Property, plant and equipment — net	14,827	13,826
Intangible assets — net	16,643	16,750
Goodwill	29,593	29,593
Deferred debt issuance costs — net	481	601
Deferred income taxes	—	3,501
Other	125	170
Total assets	$83,321	$82,533
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$11,008	$13,112
Income tax payable	780	1,108
Accrued expenses and other current liabilities	21,410	22,276
Current portion of long term debt, net of unamortized debt issuance costs	3,687	7,885
Total current liabilities	36,885	44,381
Long term debt, net of unamortized debt issuance costs	30,790	44,342
Deferred income taxes	953	—
Unrecognized tax positions	2,932	2,189
Total liabilities	71,560	90,912
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,637,445 shares at June 30, 2017 and 18,591,808 shares at June 30, 2016	186	186
Additional paid-in capital	112,945	112,375
Accumulated deficit	(101,370)	(120,940)
Total stockholders' equity (deficit)	11,761	(8,379)
Total liabilities and stockholders' equity (deficit)	$83,321	$82,533

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Fourth Quarter Ended			Fiscal Year Ended
	June 30,	June 30,	%	June 30,	June 30,	%
	2017	2016	Variance	2017	2015	Variance
	(Dollars in thousands)
Unit volume:
MasterCraft	700	663	5.6%	2,790	2,742	1.8%
Net sales	$58,325	$53,386	9.3%	$228,634	$221,600	3.2%
Net sales per unit	$83	$81	3.5%	$82	$81	1.4%
Gross margin	28.2%	26.3%		27.8%	27.6%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including change in common stock warrant fair value, fees and expenses related to the company’s initial public offering and follow-on offering and our stock-based compensation. We define Adjusted net income as net (loss) income adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including change in common stock warrant fair value, fees and expenses related to the company’s initial public offering and follow-on offering, our stock-based compensation and an adjustment for income tax expense at a normalized annual effective tax rate. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of sales. Adjusted EBITDA, Adjusted net income and Adjusted EBITDA margin are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, which we refer to as “GAAP.” Adjusted EBITDA and Adjusted net income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non-GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures. We believe Adjusted net income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our ongoing operations. Adjusted EBITDA and Adjusted net income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted net income and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to similarly titled measures of other companies, including companies in our industry.

The following table sets forth a reconciliation of Adjusted EBITDA to net income as determined in accordance with GAAP for the periods indicated:

	Fourth Quarter Ended		Fiscal Year Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(Dollars in thousands)
Net income	$6,315	$4,769	$19,570	$10,210
Income tax expense	3,706	3,900	11,723	8,308
Interest expense	538	190	2,222	1,280
Depreciation and amortization	789	899	3,231	3,444
EBITDA	11,348	9,758	36,746	23,242
Change in common stock warrant fair value(a)	—	51	—	3,425
Transaction expense(b)	8	355	71	479
Litigation charge(c)	—	833	5,948	1,606
Litigation settlement(d)	—	(1,212)	—	(1,212)
Stock-based compensation	191	147	711	13,687
Adjusted EBITDA	$11,547	$9,932	$43,476	$41,227
Adjusted EBITDA margin(e)	19.8%	18.6%	19.0%	18.6%

(a)	Represents non-cash expense related to changes in the fair market value of our common stock warrant.
(b)	Represents fees and expenses related to our secondary offering, follow-on offering and initial public offering and payment of a special cash dividend in June 2016.
(c)	Represents legal and advisory fees for our litigation with Malibu Boats, LLC, which includes settling the Malibu patent case.
(d)	Represents receipt of a one-time payment to settle certain litigation matters.
(e)	We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales.

The following table sets forth a reconciliation of Adjusted net income to net income as determined in accordance with GAAP for the periods indicated:

	Fourth Quarter Ended		Fiscal Year Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(Dollars in thousands, except for share and per share amounts)
Net income	$6,315	$4,769	$19,570	$10,210
Income tax expense	3,706	3,900	11,723	8,308
Change in common stock warrant fair value(a)	—	51	—	3,425
Transaction expense(b)	8	355	71	479
Litigation charge(c)	—	833	5,948	1,606
Litigation settlement(d)	—	(1,212)	—	(1,212)
Stock-based compensation	191	147	711	13,687
Adjusted net income before income taxes	10,220	8,843	38,023	36,503
Adjusted income tax expense(e)	3,679	3,183	13,688	13,141
Adjusted net income	$6,541	$5,660	$24,335	$23,362

Pro-forma Adjusted net income per common share
Basic	$0.35	$0.30	$1.31	$1.28
Diluted	$0.35	$0.30	$1.30	$1.24
Pro-forma weighted average shares used for the computation of:
Basic Adjusted net income per share(f)	18,611,028	18,591,808	18,597,357	18,283,755
Diluted Adjusted net income per share(f)	18,730,717	18,591,808	18,711,089	18,772,373

(a)	Represents non-cash expense related to changes in the fair market value of our common stock warrant.
(b)	Represents fees and expenses related to our secondary offering, follow-on offering and initial public offering and payment of a special cash dividend in June 2016.
(c)	Represents legal and advisory fees for our litigation with Malibu Boats, LLC, which includes settling the Malibu patent case.
(d)	Represents receipt of a one-time payment to settle certain litigation matters.
(e)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 36.0 percent for the periods presented.
(f)

The weighted average shares used for computation of pro forma basic and diluted earnings per common share gives effect to the 26,417 shares of restricted stock awards, the 40,612 performance stock units granted under the 2015 Incentive Award Plan during the fiscal year ended June 30, 2017 and 52,660 shares for the dilutive effect of stock options. The average of the prior quarters is used for computation of the fiscal year ended period.

The following table shows the reconciliation of diluted earnings per share to  diluted pro forma Adjusted net income per share for the periods presented:

	Fourth Quarter Ended		Fiscal Year Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income per diluted share	$0.34	$0.26	$1.05	$0.56
Impact of adjustments:
Income tax expense	0.20	0.21	0.63	0.46
Change in common stock warrant fair value(a)	-	-	-	0.19
Transaction expense(b)	-	0.02	-	0.03
Litigation charge(c)	-	0.05	0.32	0.09
Litigation settlement(d)	-	(0.07)	-	(0.07)
Stock-based compensation	0.01	0.01	0.04	0.75
Net income per diluted share before income taxes	0.55	0.48	2.04	2.01
Impact of adjusted income tax expense on net income per diluted share before income taxes(e)	(0.20)	(0.17)	(0.73)	(0.72)
Impact of increased share count(f)	-	(0.01)	(0.01)	(0.05)
Adjusted Net Income per diluted pro-forma weighted average share	0.35	0.30	1.30	1.24

(a)	Represents non-cash expense related to increases in the fair market value of our common stock warrant.
(b)	Represents fees and expenses related to our secondary offering, follow-on offering and initial public offering and payment of a special cash dividend in June 2016.
(c)	Represents legal and advisory fees for our litigation with Malibu Boats, LLC, which includes settling the Malibu patent case.
(d)	Represents receipt of a one-time payment to settle certain litigation matters.
(e)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 36.0% for the periods presented.
(f)

Reflects impact of increased share counts giving effect to the exchange of all restricted stock awards, the vesting of all performance stock units and for the dilutive effect of stock options included in outstanding shares.

# # #